                                                                Exhibit 10.9



                                 AMENDMENT TO
                          FIRST MIDWEST BANCORP, INC.
                          NON QUALIFIED PENSION PLAN,
                 NONQUALIFIED SAVINGS AND PROFIT SHARING PLAN
                AND NON QUALIFIED EMPLOYEE STOCK OWNERSHIP PLAN


                             W I T N E S S E T H:
                             --------------------

     WHEREAS, it is recommended that the First Midwest Bancorp, Inc. Nonqualified Pension Plan (the "Nonqualified Pension Plan"), Nonqualified Savings and Profit Sharing Plan (the "Nonqualified Savings Plan") and Nonqualified Employee Stock Ownership Plan (the "Nonqualified ESOP") (together the "Nonqualified Plan"), be amended to provide a procedure with respect tot he entry of certain participants into the Nonqualified Plan; and

     WHEREAS, such amendment has been approved by the Board of Directors of First Midwest Bancorp, Inc. (the "Company");

     NOW, THEREFORE, the Nonqualified Plan is hereby amended, effective as of January 1, 1995, to the extent set forth below:

     1. Paragraph (c) of Section A.1 and paragraph (c) of Section A.2 of the Nonqualified Pension Plan are each amended to read:

             (c) the amount of which does not reflect the crediting of the period of employment prior to the date the employee first became eligible to participate in the Pension Plan as benefit service for purposes of determining the amount of such benefits shall, if recommended by the Company's Retirement and Benefits Plan Committee and approved by the Committee in connection with the employee's commencement of employment with the Company or another Employer, be entitled to a benefit under Section A.4 of this Nonqualified Pension Plan.

     2. Paragraph (d) of Section B.1 of the Nonqualified Savings Plan is amended to read:

             (d) "Participant" shall mean an employee of the Company or another Employer whose participation in or contributions on his behalf to the Savings Plan are limited by: (i) the Section 415 Limitation, (ii) the Compensation Limitation, (iii) the $7,000 Limitation, and/or (iv) application of the Eligibility Period under the Savings Plan, provided that this paragraph (d)(iv) shall only apply to the extent recommended by the Company's Retirement and Benefits Plan Committee and approved by the Committee in connection with the employee's commencement of employment with the Company or another Employer, and for whom benefits under this Nonqualified Savings Plan will be accrued.

     3.  Paragraph (b) of Section C.1 of the Nonqualified ESOP is amended to read:
             (b) "Excess ESOP Contribution" shall mean the amount of Employer Contribution with respect to a Plan Year which, if contributed by the Company or an Employer under the ESOP would: (i) constitute an Annual Addition in excess of the Section 415 Limitation, (ii) be made with respect to Pay determined without regard to the Code Section 401(a)(17) limitation on Pay set forth in the ESOP or Excess Savings Contributions under the Nonqualified Savings Plan; and/or (iii) be made with respect to Pay attributable to an Eligibility Period which is not otherwise considered Pay under the ESOP, provided that this paragraph (b)(iii) shall only apply to the extent recommended by the Company's Retirement and Benefits Plan Committee and approved by the Committee in connection with the employee's commencement of employment with the Company or another Employer.
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     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 17th day of May, 1995, but to be effective as of January 1, 1995.

                              FIRST MIDWEST BANCORP, INC.


                              By:
                                 -------------------------------
                                 Robert P. O'Meara, President

ATTEST:



-----------------------
Alan R. Milasius
Corporate Secretary



By Board Resolution dated May 17, 1995
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